Contact:  Joseph G. Vitale
President and Chief Executive Officer
(315) 638-0233

SENECA FINANCIAL CORP.
ANNOUNCES FILING OF FORM 15 TO DEREGISTER ITS COMMON STOCK

Baldwinsville, New York – October 26, 2020 – Seneca Financial Corp. (“Seneca Financial”) (OTC Pink: SNNF), the mid-tier holding company of Seneca Savings (the “Bank”), announced today that it has filed a Form 15 with the Securities and Exchange Commission (the “SEC”) to deregister its common stock.

The Company expects the deregistration to be effective within 90 days after the filing of the Form 15.  The Company’s SEC periodic reporting obligations, which include the Annual Report on Form 10-K, the Quarterly Report on Form 10-Q and the Current Report on Form 8-K, are suspended immediately as of the filing date of the Form 15.

Commenting on the announcement, Joseph G. Vitale, President and Chief Executive Officer said, “Our decision to deregister was made after careful consideration of the advantages and disadvantages of being a public company and the increasing expense of compliance with public company requirements.  In making its decision, our board took into consideration the small number of Company stockholders and the relatively low level of trading in the Company’s common stock.  This decision should result in a benefit to the Company’s stockholders by reducing expenses and permitting management to focus its energies on operating the Bank.”
The Company intends to continue to post quarterly information regarding its results of operations and financial condition on its website at www.sencasavings.com (under the about us tab and then investor relations) and will continue to provide stockholders with an annual report containing audited financial statements.
Founded in 1928, Seneca Savings is a full-service financial institution with four banking offices located in Onondaga and Madison counties, which is northeast and northwest of Syracuse, New York.

Forward Looking Statements
This Press Release contains certain forward-looking statements that are based on assumptions and may describe future plans, strategies and expectations of the Company. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include the effects of the COVID-19 pandemic, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets.  Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.